Exhibit 23.2
Consent of Independent Registered Chartered Accountants
We consent to the use in this Amendment No. 3 to Form S-1 Registration Statement No. 333-146953 of our report dated March 23, 2007, relating to the consolidated financial statements of Gran Tierra Energy Inc. (which audit report expresses an unqualified opinion on the financial statements and includes Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Differences relating to the substantial doubt on the Company’s ability to continue as a going concern), appearing in the Prospectus, which are part of this Registration Statement and to the reference to us under the heading “Experts”, in such Prospectus.
/s/ Deloitte & Touche LLP
Independent Registered Chartered Accountants
Calgary, Canada
December 17, 2007